SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549
                             ____________

                              FORM 8-K


                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  July 17, 1995


                  International Airline Support Group, Inc.
          (Exact name of registrant as specified in its charter)


                               Delaware
            (State or other jurisdiction of incorporation)

                               0-18352
                       (Commission File Number)

                             59-2223025
                (IRS Employer Identification Number)


             8095 N.W. 64th Street Miami, Florida          3166
           (Address of principal executive offices)      (Zip Code)

     Registrant's telephone number, including area code: (305) 593-2658

                          Not applicable

     (Former Name or Former Address, if Changed Since Last Report)

                              						Exhibit Index Located on Page:  N/A
                              						Total Number of Pages:  		  3


Item 5.	Other Events.

	International Airline Support Group, Inc. (the "Company") did not make its scheduled July 17, 1995 principal payment to the holders of the Company's 12% Senior Secured Notes due July 17,
1997 (the "Senior Notes"). The aggregate principal payment due on July 17, 1995 was One Million Seven Hundred Sixty-six
Thousand, Six Hundred Sixty-six Dollars ($1,766,666.00).  The
Company has developed a preliminary restructuring proposal relating to the Senior Notes and the Company's 8% Convertible Subordinated Debentures due August 31, 2003 (the "Debentures"), and has commenced meeting with certain institutional holders of the Senior Notes and the Debentures to discuss the preliminary restructuring proposal. There can be no assurances that the restructuring proposal will be acceptable to the holders of the Senior Notes and the Debentures or that the Company will otherwise be able to negotiate a restructuring of its indebtedness on terms that are acceptable to the Company.

	The failure to make the July 17, 1995 principal payment to the holders of the Senior Notes constitutes an Event of Default under the agreements governing the Senior Notes and the Debentures. As a result of the defaults under the terms of the Senior Notes and the Debentures, the holders of such instruments are entitled to accelerate the debt, which would result in principal of approximately Twenty Million dollars
($20,000,000.00) becoming immediately due and payable.  The
Company would have no ability to repay such indebtedness if it were to be accelerated. The foregoing circumstances could require the Company to cease operations or to seek protection from its creditors through judicial reorganization proceedings.



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Signatures

		Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 21, 1995


			   	      INTERNATIONAL AIRLINE SUPPORT GROUP, INC.


                                    							By: /s/ A.A. Dyer III
                                 							   Alexius A. Dyer III
                                 							   President